Exhibit 10.20

One Kendall Square Suite 169 Cambridge, Massachusetts 02139 USA

2 June 2008

Lloyd P. M. Johnston, Ph. D.

[***]

Dear Lloyd:

On behalf of everyone connected with Selecta, it is my distinct pleasure to offer you the position of Vice President, Pharmaceutical Research and Development of Selecta Biosciences, Inc. This position reports to me, the Chief Executive Officer.

You, as a key member of the senior management team, will be responsible for all aspects of our pharmaceutical product and process development activities. I would expect you to develop and implement a plan for translating our technologies into viable product candidates that we can take forward into and through clinical testing all the way to commercialization. You will be responsible for creating and building an organization staffed appropriately with top talent capable of achieving our goals and objectives on time and within budget. I would also ask you to establish and manage our facilities and administrative operations. You will also be expected to participate and, as appropriate, help coordinate activities and meetings of our Scientific Advisory Board. I would also ask you to help me from time to time in business development and alliance management activities. Finally, I would ask you to participate with the Board of Directors and me in setting the strategic course of the company.

Salary:	$230,000 per year rate, paid semi-monthly

Initial Stock Option Grant:

Subject to approval by the Board of Directors and in accordance with the Company’s 2008 Stock Incentive Plan (the “Plan”), you will be granted an Incentive Stock Option to purchase 110,000 shares of Common Stock. This option will vest over four years of continued employment as follows: 25% will vest 12 months after the grant date, and the remainder will vest monthly (2.0833% per month) over the ensuing 36 months, provided, however, that 100% of any unvested shares shall become vested in the event that you are directly or constructively terminated without Cause (as defined in the Plan) within 6 months after a Change of Control Transaction (as defined in the Plan).

Series B Stock Option Grant:

After the closing of our next significant equity financing (i.e., Series B), the Company will grant you an option to purchase additional shares of Common Stock to bring your position to approximately 1% of our fully diluted shares then outstanding. This additional option shall be subject to vesting from the date of grant on the same terms as the initial option as described above.

Health Care Benefits:	The Company will provide health and dental insurance for you and your family consistent with the practices of other venture-capital-backed biotech companies in the Boston area.

Life Insurance:

Subject to your satisfaction of eligibility requirements, the Company will obtain a term life insurance policy for you in the coverage amount of $230,000 and pay the premiums on such policy while you are an employee.

401(k) Plan:	A Company 401 (k) plan will be established by November 30, 2008. You will be eligible to participate in the Company plan.

Vacation:	You will be entitled to 15 days of vacation per year. You will earn one additional day of vacation for each year of service to Selecta up to a maximum of 20 days per year.

Paid Holidays:	The Company will institute a paid holiday schedule consistent with norms of other venture-capital-backed biotech companies in the Boston area.

Paternity Leave:	In addition to holidays and vacation, you will be entitled to up to 10 days of paid paternity leave per calendar year.

Start Date:	June, 2008, or later by mutual agreement.

Nondisclosure, Noncompetition and Assignment of IP Agreement:	As a condition of your at will employment, you will be required to sign the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (“Employee NDA”).

Lloyd, I am really excited by the prospect of you joining Selecta. Together, I think we can make a difference ultimately in improving the health and welfare of patients worldwide (and have some fun doing it!). I look forward to the opportunity to work with you and to learn with you.

To indicate your acceptance of Selecta’s offer, please sign and date this letter and the Employee NDA and return the signed originals to me. Duplicate originals signed by me are provided for your records. This letter, along with the Employee NDA, sets forth the terms of your employment with the Company and supersedes any other representations or agreements, whether written or oral. This letter shall be governed by the laws of the Commonwealth of Massachusetts and may not be modified or amended except by a written agreement, signed by the Company and by you.

Welcome aboard!

Sincerely,

/s/ Robert L. Bratzler
Selecta Biosciences
Robert L. Bratzler, Ph. D.
Chairman and CEO

Agreed and accepted,

/s/ Lloyd P. M. Johnston
Lloyd P. M. Johnston, Ph. D.

June 17, 2008
Date